Exhibit 19

A SPAC II ACQUISITION CORP.

Insider Trading Policy

i

A SPAC II ACQUISITION CORP.

Insider Trading Policy

This Insider Trading Policy describes the standards of A SPAC II Acquisition Corp. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies in possession of material nonpublic information.

Part I of this Insider Trading Policy prohibits trading of the Company’s securities in certain circumstances and applies to all directors, officers and employees of the Company and their respective immediate family members (“Covered Persons”).

Part II of this Insider Trading Policy imposes special additional trading restrictions and applies to all (i) directors of the Company, and (ii) executive officers of the Company/officers of the Company (together with the directors, “Company Insiders”).

Part III of this Insider Trading Policy summarizes other limitations on securities transactions.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Insider Trading Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers or partners in the course of employment with, or other services performed on behalf of the Company.

If you have any questions regarding any of the provisions of this Insider Trading Policy, please contact the Compliance Officer.

All Company Insiders are required to sign the attached acknowledgment that he or she has received a copy of the Policy and agrees to comply with the Policy’s terms.

PART I

1.	Applicability

This Policy applies to all trading or other transactions in (i) the Company’s securities, including ordinary shares, rights, warrants, options and any other securities that the Company may issue, such as preferred shares, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including ordinary shares, rights, warrants, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used material nonpublic information obtained while working for the Company.

This Policy applies to all employees and officers of the Company and to all members of the Company’s board of directors and their respective family members.

2.	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company securities, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b) No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No director, officer or employee or any of their immediate family members may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Company’s Chief Executive Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3.	Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to have a significant effect on the market price of securities, or if it otherwise is information that a reasonable investor would consider the information before making an investment decision and would view the information as having significantly altered the “total mix” of available information about the Company.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

●	significant changes in the Company’s prospects (e.g., loss of a significant customer or business partner);

●	significant write-downs in assets or increases in reserves;

●	developments regarding significant litigation or government agency investigations;

●	liquidity problems;

●	changes in earnings estimates or unusual gains or losses in major operations;

●	significant changes in the Company’s management or the board of directors;

●	changes in dividend policy;

●	extraordinary borrowings;

●	major changes in accounting methods or policies;

●	award or loss of a significant contract;

●	cybersecurity risks and incidents, including vulnerabilities and breaches;

●	changes in debt ratings;

●	proposals, plans or agreements, even if preliminary in nature, involving the pending, or proposed mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

●	offerings of Company’s securities.

When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic”. Information is considered “nonpublic” if it has not been widely disseminated to the public, which may be through SEC filings, major newswire services, national news services and financial news services and there has been sufficient time for the market to digest that information. For the purposes of this Policy, information will be considered public after the close of trading on the second (2nd) trading day after the Company’s widespread public release of the information.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed the Company’s Chief Executive Officer as its Compliance Officer for this Insider Trading Policy. The duties of the Compliance Officer include, but are not limited to, the following:

●	assisting with implementation and enforcement of this Insider Trading Policy;

●	circulating this Insider Trading Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with U.S. insider trading rules and regulations;

●	pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

●	providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

4.	Violations of Insider Trading Rules and Regulations

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Insider Trading Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable to pay a criminal penalty of several times the amount of profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Insider Trading Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II

1.	Blackout Periods

All Company Insiders are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a) Quarterly or Annual Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market two weeks at the end of quarterly or annual period and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed Form 10-Q or Form 10-K is filed. During these periods, Company Insiders generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Company Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Company Insiders affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements:

(i) it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-K or Form 10-Q for the quarterly or annual in which the 10b5-1 plan was adopted. For all other Company Insiders, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

2.	Trading Window

Company Insiders are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Company Insiders can trade during the period beginning on the day that blackout period under section 1(a) ends and ending on the day that next blackout period under section 1(a) begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.	Pre-Clearance of Securities Transactions

(a) Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities. See Annex A for Request for Approval to Trade in the Company’s Securities.

(b) Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.	Prohibited Transactions

(a) Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Company Insiders, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i) Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii) Short sales. Company Insiders may not sell the Company’s securities short;

(iii) Options trading. Company Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv) Trading on margin or pledging. Company Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Company Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

PART III

1.	Public Resale – Rule 144

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons, e.g., 10% holders, of a company (known as “Affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption under Rule 144 will only be available 12 months after the Company has filed a Shell Company Report on Form 20-F within four business days from the de-SPAC closing, and may be relied upon only if certain conditions are met.

(a) Holding Period. Restricted securities issued by the Company must be held and fully paid for a period of six months prior to their sale. The holding period requirement does not apply to securities held by Affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an Affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

(b) Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfies this requirement. If seller is currently an Affiliate or has been an Affiliate within the previous three months, the Affiliate’s sale is subject to the following additional conditions:

(c) Volume Limitations. The amount of equity securities that can be sold by an Affiliate during any three-month period cannot exceed the greater of (i) one percent (1%) of the total number of shares outstanding; and (ii) the average weekly reported trading volume for shares during the four preceding calendar weeks.

(d) Manner of Sale. Equity securities held by Affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

(e) Notice of Sale. An Affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements” under Part III, Section 3(b) below.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an Affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

2.	Filing Requirements

(a) Schedule 13D and 13G - Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent (5%) of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the shares owned, when coupled with the amount of shares subject to options exercisable within 60 days, exceeds the five percent (5%) threshold.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five (5) business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent (1%) or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two (2) business days. A decrease in beneficial ownership to less than five percent (5%) is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.

Schedule 13G is also available to passive investors (over 5%) that acquired shares “not with the purpose nor with the effect of changing or influencing the control of the issuer,” so long as their ownership remains below 20%. A passive investor shall file the initial Schedule 13G within five (5%) business days of crossing the threshold for passive investors.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

(b) Form 144 – As described in Part II, Section 1(e) above, an Affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Annex A

Request for Approval to Trade in the Securities of A SPAC II ACQUISITION CORP.

To:	Chief Executive Officer

From:
Print Name

I hereby request approval for myself (or a member of my immediate family or household or a family member whose transactions regarding securities of A SPAC II ACQUISITION CORP. are directed by me or are subject to my influence or control) to execute the following transaction relating to the securities of A SPAC II ACQUISITION CORP.

Type of transaction (check one):

☐ PURCHASE

☐ SALE

☐ EXERCISE OPTION (AND SELL SHARES)

☐ OTHER

Securities involved in transaction:

Number of securities:

Other (please explain):

Name of beneficial owner if other than yourself:

Relationship of beneficial owner to yourself:

Signature:	Date:

This Authorization is valid until the earlier of thirty (30) calendar days after the date of this Approval or until the commencement of a “blackout” period.

Approved by:

Name:

Date:	Time:

ACKNOWLEDGMENT

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to comply with such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date: